UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 14, 2004

RYERSON TULL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9117	36-3425828
(Commission File Number)	(I.R.S. Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address of Principal Executive Offices)(Zip Code)

(773) 762-2121

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 8, 2004, the Company committed to a consolidation of two locations in the Northeast region of the United States. Inventory and processing equipment at the facility to be closed would be relocated to another nearby facility, which is accessible by port and rail, and is more centrally located for customers in the region. Subject to discussions with the United Steelworkers of America, the Company expects to complete the consolidation by the end of 2004.

As a result of this decision, the Company expects to record a pre-tax charge of approximately $3.3 million in the third quarter of 2004. The charge consists of employee-related costs, including severance and post-retirement benefits, which will primarily be future cash outlays. The Company also expects to incur operating expenses and cash outflows related to the consolidation totaling approximately $2.1 million during the remainder of 2004, primarily for the cost of moving equipment and material and for employee relocation expenses.

The Company expects to realize future annual cost and cash flow savings of approximately $1.5 million from a reduced workforce and other operating efficiencies at the combined facility, excluding proceeds from the planned sale of the vacated facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON TULL, INC.

Dated: September 14, 2004		/s/ Lily L. May
	By:	Lily L. May
	Its:	Vice President, Controller and
Chief Accounting Officer